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                      January 30, 2024

       Shuo Shi
       Chief Executive and Operations Officer
       WiMi Hologram Cloud Inc.
       Room #2002, Building A, Wentley Center
       1st West Dawang Road, Chaoyang District
       Beijing, The People   s Republic of China, 100020

                                                        Re: WiMi Hologram Cloud
Inc.
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-39257

       Dear Shuo Shi:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Technology
       cc:                                              Jacen Chen